EXHIBIT 10.1

HYPERCOM U.S.A., INC.,

and

HYPERCOM MANUFACTURING RESOURCES, INC.

as Borrowers

LOAN AND SECURITY AGREEMENT

Dated as of January 15, 2008

$25,000,000
(as may be increased pursuant to the terms and conditions
herein to an amount not to exceed $40,000,000)

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION 1
1.1.	Definitions	1
1.2.	Accounting Terms	24
1.3.	Uniform Commercial Code	24
1.4.	Certain Matters of Construction	24
SECTION 2.	CREDIT FACILITIES	25
2.1.	Revolver Commitment	25
2.1.1.	Revolver Loans	25
2.1.2.	Evidence of Revolver Loans	25
2.1.3.	Use of Proceeds	25
2.1.4.	Voluntary Increase and Termination of Revolver Commitments	25
2.1.5.	Overadvances	26
2.1.6.	Protective Advances	26
2.2.	Intentionally Omitted	26
2.3.	Letter of Credit Facility	26
2.3.1.	Issuance of Letters of Credit	26
2.3.2.	Reimbursement; Participations	27
2.3.3.	Cash Collateral	28
SECTION 3.	INTEREST, FEES AND CHARGES	29
3.1.	Interest	29
3.1.1.	Rates and Payment of Interest	29
3.1.2.	Application of LIBOR to Outstanding Loans	29
3.1.3.	Interest Periods	29
3.1.4.	Interest Rate Not Ascertainable	30
3.2.	Fees	30
3.3.	Computation of Interest, Fees, Yield Protection	30
3.4.	Reimbursement Obligations	30
3.5.	Illegality	31
3.6.	Inability to Determine Rates	31

3.7.	Increased Costs; Capital Adequacy	31
3.7.1.	Change in Law	31
3.7.2.	Capital Adequacy	32
3.7.3.	Compensation	32
3.8.	Mitigation	32
3.9.	Funding Losses	32
3.10.	Maximum Interest	32
SECTION 4.	LOAN ADMINISTRATION	33
4.1.	Manner of Borrowing and Funding Revolver Loans	33
4.1.1.	Notice of Borrowing	33
4.1.2.	Fundings by Lenders	33
4.1.3.	Swingline Loans; Settlement	34
4.1.4.	Notices	34
4.2.	Defaulting Lender	34
4.3.	Number and Amount of LIBOR Loans; Determination of Rate	34
4.4.	Borrower Agent	35
4.5.	One Obligation	35
4.6.	Effect of Termination	35
SECTION 5.	PAYMENTS	35
5.1.	General Payment Provisions	35
5.2.	Repayment of Revolver Loans	36
5.3.	Mandatory Prepayments	36
5.5.	Marshaling; Payments Set Aside	36
5.6.	Post-Default Allocation of Payments	36
5.6.1.	Allocation	36
5.6.2.	Erroneous Application	37
5.6.3.	Conversion of Currencies	37
5.7.	Application of Payments	37
5.8.	Loan Account; Account Stated	37
5.8.1.	Loan Account	37
5.8.2.	Entries Binding	38

5.9.	Taxes	38
5.9.1.	Payments Free of Taxes	38
5.9.2.	Payment	38
5.10.	Foreign Lenders	39
5.10.1.	Exemption	39
5.10.2.	Documentation	39
5.11.	Nature and Extent of Each Borrower’s Liability	39
5.11.1.	Joint and Several Liability	39
5.11.2.	Permitted Actions	40
5.11.3.	Waivers	40
5.11.4.	Extent of Liability; Contribution	41
5.11.5.	Joint Enterprise	42
5.11.6.	Subordination	42
SECTION 6.	CONDITIONS PRECEDENT	42
6.1.	Conditions Precedent to Initial Loans	42
6.2.	Conditions Precedent to All Credit Extensions	44
6.3.	Limited Waiver of Conditions Precedent	44
SECTION 7.	COLLATERAL	44
7.1.	Grant of Security Interest	44
7.2.	Lien on Deposit Accounts; Cash Collateral	45
7.2.1.	Deposit Accounts	45
7.2.2.	Cash Collateral	46
7.3.	Intentionally Omitted	46
7.4.	Other Collateral	46
7.4.1.	Commercial Tort Claims	46
7.4.2.	Certain After-Acquired Collateral	46
7.5.	No Assumption of Liability	46
7.6.	Further Assurances	46
7.7.	Foreign Subsidiary Stock	46

SECTION 8.	COLLATERAL ADMINISTRATION	47
8.1.	Borrowing Base Certificates	47
8.2.	Administration of Accounts	47
8.2.1.	Records and Schedules of Accounts	47
8.2.2.	Taxes	47
8.2.3.	Account Verification	47
8.2.4.	Maintenance of Dominion Account	47
8.2.5.	Proceeds of Collateral	48
8.3.	Administration of Inventory	48
8.3.1.	Records and Reports of Inventory	48
8.3.2.	Returns of Inventory	48
8.3.3.	Acquisition, Sale and Maintenance	48
8.4.	Administration of Equipment	48
8.4.1.	Records and Schedules of Equipment	48
8.4.2.	Dispositions of Equipment	49
8.4.3.	Condition of Equipment	49
8.5.	Administration of Deposit Accounts	49
8.6.	General Provisions	49
8.6.1.	Location of Collateral	49
8.6.2.	Insurance of Collateral; Condemnation Proceeds	49
8.6.3.	Protection of Collateral	50
8.6.4.	Defense of Title to Collateral	50
8.7.	Power of Attorney	50
SECTION 9.	REPRESENTATIONS AND WARRANTIES	51
9.1.	General Representations and Warranties	51
9.1.1.	Organization and Qualification	51
9.1.2.	Power and Authority	51
9.1.3.	Enforceability	51
9.1.4.	Capital Structure	51
9.1.5.	Corporate Names; Locations	51
9.1.6.	Title to Properties; Priority of Liens	51
9.1.7.	Accounts	51
9.1.8.	Financial Statements	52
9.1.9.	Surety Obligations	52
9.1.10.	Taxes	53
9.1.11.	Brokers	53
9.1.12.	Intellectual Property	53
9.1.13.	Governmental Approvals	53
9.1.14.	Compliance with Laws	53
9.1.15.	Compliance with Environmental Laws	53
9.1.16.	Burdensome Contracts	53
9.1.17.	Litigation	54
9.1.18.	No Defaults	54
9.1.19.	ERISA	54
9.1.20.	Trade Relations	55
9.1.21.	Labor Relations	55
9.1.22.	Payable Practices	55
9.1.23.	Not a Regulated Entity	55
9.1.24.	Margin Stock	55
9.2.	Complete Disclosure	55
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	55
10.1.	Affirmative Covenants	55
10.1.1.	Inspections; Appraisals	55
10.1.2.	Financial and Other Information	56
10.1.3.	Notices	57
10.1.4.	Landlord and Storage Agreements	57
10.1.5.	Compliance with Laws	57
10.1.6.	Taxes	58
10.1.7.	Insurance	58
10.1.8.	Licenses	58
10.1.9.	Future Subsidiaries	58

10.2.	Negative Covenants	58
10.2.1.	Permitted Debt	58
10.2.2.	Permitted Liens	59
10.2.3.	Capital Expenditures	61
10.2.4.	Distributions; Upstream Payments	61
10.2.5.	Restricted Investments	61
10.2.6.	Disposition of Assets	61
10.2.7.	Loans	61
10.2.8.	Restrictions on Payment of Certain Debt	61
10.2.9.	Fundamental Changes	62
10.2.10.	Subsidiaries	62
10.2.11.	Organic Documents	62
10.2.12.	Tax Consolidation	62
10.2.13.	Accounting Changes	62
10.2.14.	Restrictive Agreements	62
10.2.15.	Hedging Agreements	62
10.2.16.	Conduct of Business	62
10.2.17.	Affiliate Transactions	62
10.2.18.	Plans	62
10.2.19.	Amendments to Subordinated Debt	63
10.3.	Intentionally Omitted	63
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	63
11.1.	Events of Default	63
11.2.	Remedies upon Default	64
11.3.	License	65
11.4.	Setoff	65
11.5.	Remedies Cumulative; No Waiver	65
11.5.1.	Cumulative Rights	65
11.5.2.	Waivers	66

SECTION 12.	AGENT	66
12.1.	Appointment, Authority and Duties of Agent	66
12.1.1.	Appointment and Authority	66
12.1.2.	Duties	66
12.1.3.	Agent Professionals	66
12.1.4.	Instructions of Required Lenders	67
12.2.	Agreements Regarding Collateral and Field Examination Reports	67
12.3.	Reliance By Agent	68
12.4.	Action Upon Default	68
12.5.	Ratable Sharing	68
12.6.	Indemnification of Agent Indemnitees	68
12.7.	Limitation on Responsibilities of Agent	68
12.8.	Successor Agent and Co-Agents	69
12.8.1.	Resignation; Successor Agent	69
12.8.2.	Separate Collateral Agent	69
12.9.	Due Diligence and Non-Reliance	69
12.10.	Replacement of Certain Lenders	70
12.11.	Remittance of Payments and Collections	70
12.11.1.	Remittances Generally	70
12.11.2.	Failure to Pay	70
12.11.3.	Recovery of Payments	70
12.12.	Agent in its Individual Capacity	70
12.13.	Agent Titles	71
12.14.	No Third Party Beneficiaries	71
SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	71
13.1.	Successors and Assigns	71
13.2.	Participations	71
13.2.1.	Permitted Participants; Effect	71
13.2.2.	Voting Rights	71
13.2.3.	Benefit of Set-Off	71

13.3.	Assignments	72
13.3.1.	Permitted Assignments	72
13.3.2.	Effect; Effective Date	72
SECTION 14.	MISCELLANEOUS	72
14.1.	Consents, Amendments and Waivers	72
14.1.1.	Amendment	72
14.1.2.	Limitations	73
14.1.3.	Payment for Consents	73
14.2.	Indemnity	73
14.3.	Notices and Communications	73
14.4.	Performance of Borrowers’ Obligations	74
14.5.	Credit Inquiries	74
14.6.	Severability	74
14.7.	Cumulative Effect; Conflict of Terms	74
14.8.	Counterparts	74
14.9.	Entire Agreement	74
14.10.	Relationship with Lenders	74
14.11.	No Advisory or Fiduciary Responsibility	75
14.12.	Confidentiality	75
14.13.	Governing Law	76
14.14.	Consent to Forum; Arbitration	76
14.14.1		76
14.14.2.	Forum	76
14.14.3.	California Actions	76
14.14.4.	Arbitration	76
14.15.	Waivers by Borrowers	77
14.16.	Patriot Act Notice	77

LIST OF EXHIBITS AND SCHEDULES

Exhibit AAssignment and Acceptance
Exhibit BAssignment Notice
Exhibit CForm of Compliance Certificate
Schedule 1.1 Schedule 8.5 Schedule 8.6.1 Schedule 9.1.4 Schedule 9.1.5 Schedule 9.1.12 Schedule 9.1.15 Schedule 9.1.16 Schedule 9.1.17 Schedule 9.1.19 Schedule 9.1.21 Schedule 10.2.2 Schedule 10.2.17	Commitments of Lenders
Deposit Accounts
Business Locations
Names and Capital Structure
Former Names and Companies
Patents, Trademarks, Copyrights and Licenses
Environmental Matters
Restrictive Agreements
Litigation
Pension Plans
Labor Contracts
Existing Liens
Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is dated as of January 15, 2008, among HYPERCOM U.S.A., INC., a Delaware corporation (“Hypercom U.S.A.”), HYPERCOM MANUFACTURING RESOURCES, INC., an Arizona corporation (“Hypercom Manufacturing”; and together with Hypercom U.S.A., collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. 1.1.	DEFINITIONS; RULES OF CONSTRUCTION Definitions. As used herein, the following terms have the meanings set forth below:

Accommodation Payment: as defined in Section 5.11.3.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered and all Installment Receivables.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: (a) with respect to Base Rate Revolver Loans, 0%, and (b) with respect to LIBOR Revolver Loans, 1.75%

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B, appropriately completed.

Availability: the Borrowing Base, minus the principal balance of all Revolver Loans.

Availability Block: the greater of (a) $5,000,000 or (b) 20% of the Revolver Commitment.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) reserves in respect of Collateral subject to retention of title and amounts payable to preferred creditors, in each case, under the laws of the U.K.; (h) the Availability Block; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time; provided that (A) the amount of such reserves under this clause (i) shall bear a reasonable relationship to the matters giving rise to the implementation of such reserves and shall not be duplicative of other reserves hereunder and (B) Agent shall provide Borrower Agent prompt telephonic notice of the implementation of any such reserve under this clause (i), such telephonic notice to be confirmed thereafter by electronic mail or in writing.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Obligor or Subsidiary by Bank of America or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Obligor or Subsidiary, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve, minus the Availability Block; or (b) the sum of the Accounts Formula Amount, plus the Installment Receivables Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve; provided that in no event shall the amount under this clause (b) attributable to the sum of Eligible Accounts owing by Account Debtors located in the U.K. and Eligible Inventory located in the U.K. exceed the lesser of (i) $20,000,000 or (ii) 50% of the total Borrowing Base.

Borrowing Base Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by an Obligor or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases (but excluding (a) expenditures consisting of a Permitted Acquisition and (b) expenditures made on assets substantially concurrently with the sale of, or pursuant to an exchange for or trade-in of, any existing asset of any like kind and character to the extent permitted hereby).

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, reasonably exercised, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, if any, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products, but excluding contingent or inchoate indemnification obligations to the extent that claims giving rise thereto have not been asserted or cannot reasonably be identified by any Secured Party based on the then-known facts and circumstances), Agent’s reasonable estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Hypercom U.S.A.; (b) Hypercom U.S.A. ceases to own and control, beneficially and of record, all of the Equity Interests of each of Hypercom Manufacturing Resources, Inc., HBNet, Inc., Hypercom EMEA, Inc., Hypercom Puerto Rico and Hypercom Latino America, Inc.; (c) Hypercom EMEA, Inc. ceases to own and control, beneficially and of record, all of the Equity Interests of Hypercom U.K.; (d) a change in the majority of directors of any Obligor unless approved by the then majority of directors; or (e) all or substantially all of any Obligor’s assets are sold or transferred, other than (i) a sale or transfer by a Borrower to another Borrower, or (ii) a sale or transfer by a Guarantor (other than Parent) to a Borrower or another Guarantor.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: the date of this Agreement.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in the form of Exhibit C, appropriately completed, by which Borrowers certify compliance with Sections 10.2.3 and as to the existence (or absence) of any Default or Event of Default and as to the calculations required thereby.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Credit Judgment: Agent’s judgment based upon its consideration of any factor that: (a) could reasonably be expected to adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) reasonably suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) Agent reasonably believes materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to a Person, without duplication, debt (a) arising from the lending of money by any other Person to such Person; (b) whether or not in any such case arising from the lending of money by another Person to such Person, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than trade accounts payable) or that was issued or assumed as full or partial payment for Property (other than trade accounts payable); (c) that constitutes an Obligation in connection with a Capital Lease; (d) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; (e) in the case of any Obligor, the Obligations; and (f) obligations of such Person under any guaranty of obligations that would constitute Debt under clauses (a) through (c) hereof, if owed directly by such Person. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars or $: lawful money of the United States.

Dominion Account: a special account established by a Borrower at Bank of America, over which Agent has control (within the meaning of the UCC) and may exercise exclusive withdrawal control pursuant to the terms hereof and of the applicable control agreements.

EBITDA: determined on a consolidated basis for Parent, Borrowers and their respective Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, any extraordinary gains, losses from the write-off or write-down of goodwill in accordance with purchase price accounting under GAAP as applied to any Permitted Acquisition and non-cash employee stock compensation (in each case, to the extent included in determining net income).

Eligible Account: an Account (a) owing to a Borrower or Hypercom U.K. from an Account Debtor organized or with its principal offices or assets within the United States, Canada, the U.K., or the EU or from other investment grade account debtors specifically approved in writing by the Agent and the Required Lenders in their sole discretion, (b) that arises in the Ordinary Course of Business from the sale of goods or rendition of services, (c) that is payable in Dollars (or in the case of Accounts owing to Hypercom U.K. only, GBP or Euro), and (d) is deemed by Agent, in its Credit Judgment, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if it would be included as an Ineligible Account.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after written notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Installment Receivables: Installment Receivables (a) owing to a Borrower from Crescent Processing, Control Solutions, Total Merchant Services, or such other lease customers as the Bank may approve in its discretion, (b) that arise in the Ordinary Course of Business from the sale of goods or rendition of services, (c) that are payable in Dollars, and (d) that are deemed by Agent, in its sole discretion, to be an Eligible Installment Receivable. Without limiting the foregoing, no Installment Receivable shall be an Eligible Installment Receivable unless: (i) the equipment that is the subject of the Installment Contract is either leased or Borrowers have taken a perfected purchase money security interest in such equipment; (ii) such steps as Agent may require to evidence Agent’s liens in such leased equipment and/or Borrowers’ security interests described above have been properly taken (including, to the extent that such leases constitute chattel paper, the delivery of such chattel paper to Agent and/or evidence that such chattel bears appropriate legends reflecting Agent’s security interest); and (iii) Agent has reviewed and approved the credit file in connection therewith and has determined in its sole discretion that such receivables are not ineligible for any reason, including without limitation, that such receivables are 30 days or more past due or that Installment Receivables due from any lease program debtor (or group of Affiliated debtors) are in excess of the following concentration limits: (1) for Crescent Processing, Control Solutions and Total Merchant Services, 25% of the sum of Eligible Accounts payable from U.S. Account Debtors plus all Eligible Installment Receivables, and (2) for all other lease program debtors, 15% of the sum of Eligible Accounts payable from U.S. Account Debtors plus all Eligible Installment Receivables.

Eligible In-Transit Inventory: Inventory owned by a Borrower having a Value of not to exceed $2,000,000 that would be Eligible Inventory if it were not subject to a Document and in transit on the water from a foreign location to a location of the Borrower within the United States, and that Agent, in its Credit Judgment, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner reasonably satisfactory to Agent; (c) has been identified to the applicable sales contract and title has passed to the Borrower; (d) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (e) is subject to purchase orders and other sale documentation reasonably satisfactory to Agent; (f) is shipped by a common carrier that is not affiliated with the vendor; and (g) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Inventory: Inventory owned by a Borrower or Hypercom U.K. that Agent, in its Credit Judgment, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or, subject to Agent’s due diligence and the results of appraisals, raw materials, and is not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens) unless an appropriate reserve has been included in the Availability Reserve as determined by Agent in its sole discretion; (h) is within the continental United States, the U.K. or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document unless an appropriate reserve has been included in the Availability Reserve as determined by Agent in its sole discretion; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established in Agent’s sole discretion; and (l) is reflected in the details of a current perpetual inventory report. Notwithstanding the foregoing, no Inventory shall be Eligible Inventory unless and until Agent has conducted or cause to be conducted an appraisal and/or field examination of the Inventory, at Borrowers’ expense, and the results of such appraisal and/or examination are satisfactory to Agent in its discretion. Agent may also periodically require new appraisals of the Inventory at Borrowers’ expense up to one time per year so long as no Event of Default has occurred and is continuing, and such additional times as Agent may require during the continuation of an Event of Default.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of or material noncompliance with, litigation relating to, or potential material fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

EU: the member countries of the European Union prior to May 1, 2004, together with Sweden and Norway.

Euro: the lawful currency of the Participating Member States introduced in accordance with the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Event of Default: as defined in Section 11.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; and (b) in the case of a Foreign Lender, any withholding tax attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax.

Extraordinary Expenses: all documented out-of pocket costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable and documented legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipts: any net cash amounts received by Obligors not in the Ordinary Course of Business, including: (a) foreign, United States, state or local tax refunds; (b) pension plan reversions; (c) proceeds of insurance on Collateral or business interruption insurance (but excluding in any event any proceeds from workers’ compensation or D&O insurance); (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action; (e) indemnity payments; and (f) any purchase price adjustment received in connection with any purchase agreement. As used above, “net cash amount” means the cash amount of such receipts, net of bona fide direct costs incurred to non-Affiliates of any Obligor in connection with obtaining such cash receipts, including (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and fees of accountants and consultants, and (ii) transfer or similar taxes.

Fee Letter: the confidential fee letter agreement between Agent and Borrowers.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent, Borrowers and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money permitted hereunder other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money, and Distributions made (other than Permitted Distributions made by any Obligor to another Obligor, in each case to the extent eliminated as a Distribution on the consolidated financial statements of Parent).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: any Subsidiary that is not organized or incorporated in the United States or any State or territory thereof or under the laws of the U.K.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding or that would have accrued but for the commencement of any Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature (including Obligations arising under Bank Products, but excluding contingent or inchoate indemnification obligations to the extent that claims giving rise thereto have not been asserted or cannot reasonably be identified by any Secured Party based on the then-known facts and circumstances), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against each Indemnitee arising on or before the payment date. The Obligations shall not be deemed to have been paid in full until all Commitments have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

GBP or £: lawful money of the U.K.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantors: Parent, HBNet, Inc., Hypercom EMEA, Inc., Hypercom Latino America, Inc., Hypercom Puerto Rico, Hypercom U.K., and each Borrower and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent, whether under the laws of the U.K. or otherwise.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Hypercom U.K.: Hypercom EMEA Ltd, a company organized under the laws of the U.K.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Ineligible Account: Each Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time in its sole discretion); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor (unless Agent is satisfied in its sole discretion with such Account Debtor’s ability to pay Accounts arising post-petition and elects in its sole discretion to permit such Accounts to remain eligible hereunder); or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (h) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (i) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (j) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (k) its payment has been extended, the Account Debtor has made a partial payment (unless the unpaid portion is approved to remain eligible by Agent in its sole discretion), or it arises from a sale on a cash-on-delivery basis; (l) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (m) it represents a progress billing or retainage; (n) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (o) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Installment Receivables: Accounts arising from the Borrowers’ lease program.

Installment Receivables Formula Amount: following March 31, 2008, so long as the Fixed Charge Coverage Ratio is greater than 1.30 to 1.00 (i) for the two consecutive Fiscal Quarter period ending on March 31, 2008, (ii) for the three consecutive Fiscal Quarter period ending on June 30, 2008, and (iii) for the most recent four consecutive Fiscal Quarter period ending September 30, 2008 or thereafter, up to the lesser of:

(a) $7,500,000 (to be increased to the lesser of $10,000,000 or 25% of the Revolver Commitments if the Revolver Commitments are increased pursuant to Section 2.1.4, but in no event less than $7,500,000 at any time); or

(b) 60% of the Value of Eligible Installment Receivables;

provided, however that if for any subsequent quarter, the Fixed Charge Coverage Ratio is not greater than 1.30 to 1.00 for the applicable testing period, the Installment Receivables Formula Amount will immediately become zero and all advances against such amount will automatically become due and payable without demand of any kind. Thereafter, upon demonstration that the Fixed Charge Coverage Ratio is greater than 1.30 to 1.00 for a subsequent testing period, the Installment Receivables Formula Amount will again be the lesser of clauses (a) or (b) above; provided, further that should the Fixed Charge Coverage Ratio not be greater that 1.30 to 1.00 for a second testing period following March 31, 2008, the Installment Receivables Formula Amount will be permanently reduced to zero.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Interest Rate Contract: any interest rate swap, collar or cap agreement, or other agreement or arrangement by any Obligor or Subsidiary with Bank of America that is designed to protect against fluctuations in interest rates.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Inventory Formula Amount: following completion by the Agent of a field examination of Borrowers’ Inventory with results satisfactory to Agent in its discretion the lesser of (a) $10,000,000 or (b) (i) at all times prior to receipt by Agent of an appraisal of Borrowers’ Inventory by an appraiser and with results satisfactory to Agent in its discretion, 35% of the Value of Eligible Inventory and Eligible In-Transit Inventory, and (ii) following receipt by Agent of an appraisal of Borrowers’ Inventory by an appraiser and with results satisfactory to Agent in its discretion, the lesser of (1) 60% of the Value of Eligible Inventory and Eligible In-Transit Inventory; or (2) 85% of the NOLV Percentage of the Value of Eligible Inventory and Eligible In-Transit Inventory.

Inventory Reserve: reserves established by Agent in its Credit Judgment to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks; provided that Agent shall use reasonable efforts to provide Borrower Agent telephonic notice of the implementation or increase of any such reserve.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person; provided that Capital Expenditures shall not, in and of themselves, constitute an “Investment”.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline: $10,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/100th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, reservation of title, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, the Other Agreements and the Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances: (a) has or could be reasonably expected to have a material adverse effect on (i) the business, operations, Properties, or condition (financial or otherwise) of the Obligors taken as a whole, or of any of Parent, any Borrower, or Hypercom U.K., individually (ii) the value of any material Collateral, (iii) the enforceability of any Loan Documents, or (iv) the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs in any material respect the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $50,000 or more.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such disposition, net of bona fide direct costs incurred in connection therewith to non-Affiliates of any Obligor, including (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions and fees of accountants, investment banks, and consultants; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Notes: each promissory note, if any, executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business: with respect to any Obligor or Subsidiary, the ordinary course of business of such Obligor or Subsidiary, consistent with its past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document; Fee Letter; Post Closing Agreement; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; Note, if any; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Parent: Hypercom Corporation, a Delaware corporation.

Parent Stock Pledge: the Stock Pledge Agreement by Parent in favor of Agent pledging 100% of the Equity Interests of Hypercom U.S.A. as security for Parent’s obligations under its Guaranty.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any acquisition by any Obligor (by construction, purchase, or otherwise) of all or substantially all of the assets of a Person, of all or substantially all of any business or division of a Person so long as:

(a) both before and after giving effect thereto, no Default or Event of Default is in existence or would occur as a result thereof;

(b) both before and after giving effect thereto, each of the Permitted Acquisition & Distribution Financial Tests is satisfied;

(c) such acquisition is not hostile and has been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the target company;

(d) such acquisition is consummated in all material respects in accordance with all Applicable Laws and all consents required to be obtained from any Governmental Authority prior to or concurrently with such acquisition have been so obtained;

(e) Agent has received not less than 20 days prior written notice of such acquisition, which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof;

(f) such acquisition is structured as (i) an asset acquisition, (ii) a merger of the target company with and into Parent or a Subsidiary, with Parent or such Subsidiary as the surviving corporation in such merger, or (iii) a purchase of no less than 100% of the equity interests of the target company by Parent or a Subsidiary;

(g) Agent has received, not less than 20 days prior to the consummation of such acquisition, a due diligence package including the following with regard to the acquisition of the applicable target company (which due diligence package must be in form reasonably satisfactory to Agent and must, in the case of acquisitions involving in excess of $10,000,000 in total consideration, be in form and substance reasonably satisfactory to Agent):

(i)       revised financial projections for Parent and its Subsidiaries on a consolidated basis (in form required to be provided pursuant to Section 10.1.2(e)) on a pro forma basis after giving effect to such acquisition;

(ii) audited or reviewed financial statements of the applicable target company for the two fiscal years prior to such acquisition (or, if such target company has not been in existence for two years, for each year such target company has existed);

(iii) a general description of the applicable target company’s business; and

(iv)      a description of the method of financing the acquisition, including sources and uses (which financing may not constitute Debt prohibited by this Agreement);

(h) such acquisition only involves assets or businesses that would not subject Agent or any Secured Party to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents, other than approvals applicable to the exercise of such rights and remedies with respect to Obligors prior to such acquisition;

(i) no Obligor shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to result in the existence or occurrence of a Material Adverse Effect;

(j)      if such asset acquisition is made by an Obligor or if such acquisition is a stock acquisition of a target company that would not, upon completion of such acquisition, be a Foreign Subsidiary, then Agent, for the benefit of the Lenders, (A) is granted a first priority perfected Lien (subject only to Permitted Liens) on all Collateral acquired or all Collateral of such target company and such target company becomes a Guarantor (but not a Borrower unless approved by Agent and Required Lenders in their sole discretion), including updates to the schedules hereto in form and substance reasonably acceptable to Agent and (B) will be provided such other documents and instruments (including updates to the Schedules hereto) as Agent shall request to perfect or maintain the perfection of its Lien on all such Collateral and, if requested, such legal opinions as Agent shall request, all in form and substance satisfactory to Agent;

(k) Agent shall have received a certificate from Borrower Agent, signed by a Senior Officer, certifying as to the truth and accuracy of the satisfaction of the conditions set forth in this definition; provided, that solely with regard to those representations and warranties relating to the financial condition of the target company, such representations and warranties shall be made to the best knowledge of such Senior Officer; and

(l) Agent shall have received true and complete copies of all agreements to effect the such acquisition and any other documents reasonably requested by Agent in connection with such acquisition.

Permitted Acquisition & Distribution Financial Tests: means, with respect to any acquisition by any Obligor (by construction, purchase, or otherwise) of all or substantially all of the assets of a Person, of all or substantially all of any business or division of a Person or any Distribution, both before and after giving effect thereto:

(a) Availability (for the avoidance of doubt, after deducting the Availability Reserve, including without duplication, the Availability Block) is at least 40% of the Revolver Commitment; and

(b) if the acquisition or Distribution occurs during the first Loan Year, EBITDA, measured each quarter in the first Loan Year on a cumulative basis (up to a trailing four Fiscal Quarter basis beginning with the Fiscal Quarter ending March 31, 2008), must not be less than 80% of Parent’s forecasted consolidated EBITDA set forth in the most recent projections delivered to Agent on or prior to the Closing Date (as such projections may be revised in writing from time to time in form and substance satisfactory to Agent in its discretion). If the acquisition or Distribution occurs after the first Loan Year, the foregoing test shall be inapplicable, but the Fixed Charge Coverage Ratio, measured on a trailing four Fiscal Quarter basis, must exceed 1.00 to 1.00.

Permitted Distribution:

(a) any Distribution by any Obligor to Parent (i) at any time when no Event of Default exists or would result therefrom, solely to pay general administrative expenses of Parent in the Ordinary Course of Business in an aggregate amount not to exceed $30,000,000 in any Fiscal Year; and (ii) solely to pay domestic (U.S.) Taxes of any Obligor; and

(b) any other Distribution, so long as both before and giving effect to such Distribution: (i) no Default or Event of Default is in existence or would occur as a result of such Distribution; (ii) each of the Permitted Acquisition & Distribution Financial Tests is satisfied; and (iii) Agent shall have received a certificate from Borrower Agent, signed by its chief financial officer, certifying as to the truth and accuracy of the satisfaction of the conditions set forth in this definition.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent (other than Dispositions of Equipment), an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $500,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a disposition of Equipment in connection with a sale and leaseback transaction so long as the Equipment sold does not have a fair market or book value (whichever is more) in excess of $3,000,000 annually in the aggregate; (f) a sale or disposition of other assets (other than Equipment, Accounts or Inventory) the fair market value or book value (whichever is more) of which does not exceed $500,000 in the aggregate, or (g) otherwise approved in writing by Agent and Required Lenders in their sole discretion.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) guaranties of Debt permitted under Section 10.2.1; (h) constituting Investments permitted by this Agreement; and (i) all other Contingent Obligations not described in the foregoing items (a) through (h), but only to the extent the same do not exceed $500,000 in the aggregate any one time outstanding.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $3,000,000 at any time and its incurrence does not violate Section 10.2.3.

Permitted U.K. Repatriations: Upstream Payments made in cash from time to time by Hypercom U.K. to any Borrower in accordance with Applicable Law; provided that at all times during each Trigger Period, such amounts shall be remitted by Hypercom U.K. directly to such Borrower’s Dominion Account for application to the Obligations.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Post Closing Agreement: the Post Closing Agreement between Borrowers and Agent dated as of the Closing Date.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any Collateral; (e) no Lien is imposed on any Collateral, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets (including equipment and vehicles); (b) Debt (other than the Obligations) incurred within 35 days before or after acquisition of any fixed assets (including equipment and vehicles), for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are not materially less favorable to Obligors than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Sections 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months (but so long as no Default or Event of Default has occurred and is continuing, not in excess of six months) rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by an Obligor or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7 or (d) Investments related to a Permitted Acquisition or the Thales Transaction.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Obligor or Subsidiary to incur or repay Borrowed Money, to grant Liens on any Collateral, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: January 15, 2010.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents: the Guaranties, the Parent Stock Pledge, the U.K. Pledge, the U.K. Charge, Deposit Account Control Agreements, intellectual property security agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, or treasurer of a Borrower or, if the context requires, another Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt: Debt incurred by an Obligor (including any unsecured debt incurred in connection with a Permitted Acquisition) that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, including pursuant to an intercreditor or subordination agreement reasonably satisfactory to Agent, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.

Subsidiary: (a) with respect to any Obligor, any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting securities or Equity Interests), and (b) with respect to any other Person, any entity at least 50% of whose voting securities or Equity Interests is owned by such Person. Unless the context clearly requires otherwise, references in the Loan Documents to a “Subsidiary” shall be a reference to a Subsidiary of any Borrower.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Thales Acquisition Debt: an unsecured term loan in the original principal amount of not greater than $60,000,000 to be used to fund a portion of the purchase price for the Thales Transaction on the terms and conditions set forth in the commitment letter dated as of December 20, 2007, between Parent and Francisco Partners II, L.P. (whether provided by Francisco Partners II, L.P., one or more of its Affiliates, or any other lender), and, in any event, subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent and Required Lenders.

Thales Transaction: the acquisition by Parent of certain Subsidiaries of Thales SA constituting the e-transactions business of Thales SA on the terms and conditions set forth in the filings made with the Securities Exchange Commission prior to the Closing Date.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Date: each date upon which (a) an Event of Default occurs or is continuing, (b) the outstanding Revolver Loans and undrawn LC Obligations exceed 50% of the Revolver Commitment, or (c) at any time any Loans or Letters of Credit remaining outstanding, Availability is less than 10% of the Revolver Commitments.

Trigger Period: each period beginning on a Trigger Date and ending, in the case of the first such period only, on the date that is six months after the most recent Trigger Date. For the avoidance of doubt, if any Trigger Period is in effect during the term of this Agreement and is subsequently eliminated due to the passage of the six month period set forth herein, any Trigger Period occurring thereafter shall not terminate until Full Payment of all Obligations.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

U.K.: the United Kingdom.

U.K. Charge: the Debenture by Parent in favor of Agent.

U.K. Merger Sub: a direct Subsidiary of Parent formed or to be formed in connection with the Thales Transaction to acquire the shares of the U.K. Thales Sub.

U.K. Pledge: the Equitable Mortgage Over Shares by Hypercom EMEA, Inc. in favor of Agent pledging 100% of the Equity Interests of Hypercom U.K. as security for Hypercom EMEA, Inc.’s obligations under its Guaranty.

U.K. Thales Sub: the U.K. Subsidiary of Thales SA to be acquired in connection with the Thales Transaction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Upstream Payment: a Distribution by any Subsidiary of an Obligor made to such Obligor.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its gross face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangibles”, “Goods”, “Instrument”, “Investment Property”, “Letter-of-Credit Right” and “Supporting Obligation”.

1.4. Certain Matters of Construction. The terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including”, and “to” and “until” each mean “to but excluding”. The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) unless otherwise specified herein, discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and reasonable attempts to ascertain the matter to which such phrase relates. Any Event of Default shall be deemed to be continuing until waived in writing by Agent and the requisite Lenders.

SECTION 2.CREDIT FACILITIES
2.1.	Revolver Commitment.

2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2. Evidence of Revolver Loans. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Loan note to such Lender in form and substance reasonably acceptable to such Lender.

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.

2.1.4. Voluntary Increase and Termination of Revolver Commitments.

(a) The Borrower Agent may, on not less than ten (10) days prior written notice to the Agent irrevocably request that the Revolver Commitment be increased to an aggregate Revolver Commitment amount of $40,000,000. Such notice shall set forth the date on which such additional Revolver Commitment is requested to become effective. Any such increase will be effective subject to (i) receipt by Agent of a certificate of an executive officer of Borrower Agent certifying that no Default or Event of Default is continuing as of the delivery of such notice or the effective date of the requested increase in the Revolver Commitment and (ii) the payment by Borrowers of all fees and expenses in connection with the increase in the Revolver Commitments (including the applicable fees set forth in the Fee Letter). Any such increase will increase each Lender’s Revolver Commitment on a Pro Rata basis and Agent is hereby authorized to unilaterally amend Schedule 1.1 to reflect each such increase without the further consent of Borrowers or any Lender.

(b) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

2.1.5. Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than an amount equal to 10% of the aggregate Revolver Commitments, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, reasonably exercised, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate an amount outstanding at any time equal to 10% of the aggregate Revolver Commitments, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2. Intentionally Omitted.

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form reasonably believed by Issuing Bank to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit on any day (“Reimbursement Date”), Borrowers shall pay to Issuing Bank, on the same day if notified Borrower Agent is notified thereof by 12:00 noon (Pacific time) on such date, or on the following Business Day if notified thereof after 12:00 noon (Pacific time), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

SECTION 3.INTEREST, FEES AND CHARGES
3.1.	Interest.

	3.1.1.	Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such additional costs and expenses.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Pacific time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2. Fees. Borrowers shall pay to Agent the fees described in the Fee Letter.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Sections 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is reasonably determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively upon Agent’s concurrent notice to Borrower (unless such notice could reasonably be expected to violate the automatic stay or the functional equivalent in any Insolvency Proceeding, in which case no such notice shall be required) and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7.	Increased Costs; Capital Adequacy.

	3.7.1.	Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay Agent’s reasonable and customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans. 4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (Pacific time) (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. (Pacific time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (Pacific time) on the proposed funding date for Base Rate Loans or by 3:00 p.m. (Pacific time) at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Pacific time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. (Pacific time) on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $2,500,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4. Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person reasonably believed by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or re-advance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Borrowings shall be allocated among Lenders on a Pro Rata basis. No more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates Hypercom U.S.A., Inc. as its representative and agent (“Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder and under the other Loan Documents to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2 and this Section 4.6, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars and subject to Section 5.9.3 only, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Pacific time) on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3. Mandatory Prepayments. Immediately upon the receipt by Borrowers or any of their Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts. Immediately upon the issuance or incurrence by Borrower or any of its Subsidiaries of any Indebtedness (other than as permitted hereunder, Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the cash proceeds received in connection with such issuance or incurrence. The provisions of this Section shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6. Post-Default Allocation of Payments.

5.6.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)	FIRST, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)	SECOND, to all amounts owing to Agent on Swingline Loans;

(c)	THIRD, to all amounts owing to Issuing Bank on LC Obligations and all Bank Product Debt;

(d)	FOURTH, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e)	FIFTH, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f)	SIXTH, to provide Cash Collateral for outstanding Letters of Credit; and

(g)	SEVENTH, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6.3. Conversion of Currencies. If, notwithstanding the provisions of Section 5.6.1 or any other provision of this Agreement, any payments in respect of the Obligations or proceeds of any Collateral are received by Agent or any Lender in any currency other than Dollars (a “Foreign Currency”) Agent shall convert such sums from such Foreign Currency into Dollars at a rate of exchange at which, in accordance with normal banking procedures, Agent could purchase Dollars with such Foreign Currency on the Business Day preceding such conversion. The obligation of each Borrower in respect of any such sum due from it to Agent or Lenders hereunder or under the other Loan Documents shall, notwithstanding any payment in a Foreign Currency, be discharged only to the extent that on the Business Day following receipt by Agent of any sums in a Foreign Currency, Agent may in accordance with normal banking procedures purchase Dollars with such Foreign Currency. If the amount of Dollars so purchased is less than the sum originally due to Agent and Lenders from any Borrower in Dollars, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the amount of Dollars so purchased is greater than the sum originally due to Agent or any Lender in such currency Agent and Lenders agree to return the amount of any excess to Borrowers (or as otherwise directed by a court of competent jurisdiction). Nothing herein shall be deemed to be Agent’s consent to receipt of payments in respect of the Obligations in any currency other than Dollars.

5.7. Application of Payments. During each Trigger Period, the ledger balance in the main Dominion Account as of the end of each Business Day shall be applied to the Obligations. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds during each Trigger Period, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.

5.8. Loan Account; Account Stated.

5.8.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes. Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (b) the Obligor shall make such deductions; and (c) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2. Payment. Borrowers shall indemnify, hold harmless and reimburse Agent, Lenders and Issuing Bank, within 10 days after demand (including documentation with respect to the amounts demanded) therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, any Lender or Issuing Bank with respect to any Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except for such penalties, interest, and expenses to the extent determined by a final non-appealable order of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of Agent, any Lender, or Issuing Bank), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the calculation and amount of such payment or liability delivered to Borrower Agent by a Lender or Issuing Bank (with a copy to Agent), or by Agent, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

5.9.3. Refunds. If any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by Borrowers pursuant to this Section 5.9, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid by Borrowers under this Section 5.9 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) to such Borrower, net of all out-of-pocket expense of such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of Lender or Issuing Bank, as the case may be, agrees promptly to return such refund, plus any penalties, interest or other charges imposed on such party by the relevant Governmental Authority, to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This subsection shall not be construed to require any Lender or Issuing Bank, as the case may be, to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

5.10. Foreign Lenders.

5.10.1. Exemption. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and Borrower Agent, at the time or times prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent as will enable Agent and Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.10.2. Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, a Foreign Lender shall deliver to Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all and all agreements under the Loan Documents. Each Borrower agrees that its guaranty Obligations hereunder constitute a continuing guaranty of payment and not of collection, that such Obligations shall not be discharged until Full Payment of all Obligations, and that such Obligations are absolute and unconditional, irrespective of, and will not be discharged, impaired, or affected by: (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound, or the power or authority or lack thereof of any other Obligor to incur its Obligations; (b) the absence of any action to enforce this Agreement (including this Section 5.11) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) the payment in full of all of the Obligations at any time or from time to time, except Full Payment of all Obligations; (f) the existence or non-existence of any Obligor as a legal entity; (g) any transfer by any Obligor of all or any part of any Collateral; (h) any statute of limitations affecting the liability of any other Obligor hereunder or under any of the other Loan Documents or the ability of Agent or Lenders to enforce this Agreement, this Section 5.11, or any other provision of any Loan Document; (i) any right of offset, counterclaim or defense of any Obligor, including, without limitation, those that have been waived by the Obligors pursuant to this Section 5.11; (j) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (k) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (l) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2. Permitted Actions. Except as otherwise expressly provided by this Agreement, Agent and Lenders may from time to time, in their sole discretion and without notice to any Obligor, take any or all of the following actions: (a) retain or obtain a Liens in any assets of any Obligor or any other Person to secure any of the Obligations; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Obligors, with respect to any of the Obligations; (c) extend or renew for one or more periods (whether or not longer than the original period), or, with the agreement of the Borrowers, alter or exchange any of the Obligations; (d) waive, ignore, or forbear from taking action or otherwise exercising any of its default rights or remedies with respect to any default by the Obligors under the Loan Documents; (e) release, waive, or compromise any obligation of the Obligors hereunder or any obligation of any nature of any other obligor primarily or secondarily obligated with respect to any of the Obligations; (f) release Agent’s Liens in, or surrender, release or permit any substitution or exchange for, all or any part of the Collateral now or hereafter securing any of the Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, waive, compromise, alter or exchange any obligations of any nature of any Obligor with respect to any such property; and (g) demand payment or performance of any of the Obligations from any Obligor at any time or from time to time, whether or not Agent or any Lender has exercised any of its rights or remedies with respect to any property securing any of the Obligations or any obligation hereunder or proceeded against any other Obligor or other Person primarily or secondarily liable for payment or performance of any of the Obligations.

5.11.3. Waivers.

(a) Each Obligor expressly waives, to the extent not prohibited by Applicable Law, and except to the extent otherwise expressly required pursuant to this Agreement: (i) all rights to revoke its guaranty pursuant to this Section 5.11 at any time; (ii) notice of the acceptance by Agent and Lenders; (iii) notice of the existence, creation, payment, nonpayment, performance or nonperformance of all or any of the Obligations; (iv) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever with respect to the payment or performance of the Obligations or the amount thereof or any payment or performance by the Obligors hereunder; (v) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder or any security for or guaranty of any of the foregoing; (vi) any right to direct or affect the manner or timing of Agent’s enforcement of its rights or remedies; (vii) any and all defenses that would otherwise arise upon the occurrence of any event or contingency described in Section 5.11.1 or 5.11.2 hereof or upon the taking of any action by Agent or Lenders permitted hereunder; (viii) any defense, right of set-off, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to such Obligor now or at any time hereafter, including under California Civil Code Sections 2787 to 2855, inclusive, and California Code of Civil Procedure Sections 580a, 580b, 580d or 726, and all successor sections, whether or not constituting Applicable Law; and (ix) all other principles or provisions of law, if any, that conflict with the terms of this Section 5.11, including the effect of any circumstances that may or might constitute a legal or equitable discharge of a guarantor or surety.

(b) Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor.

(c) Agent and Lenders may, in their discretion, pursue such rights and remedies hereunder, under the other Loan Documents and under Applicable Law as they deem appropriate, including realization upon Collateral or, if applicable, any Real Estate by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in the exercise of any rights or remedies, Agent or any Lender forfeits any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had but for such action.

(d) If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(e) Each Obligor waives all rights and defenses arising out of an election of remedies by the Agent and the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(f) Any reference to California code sections shall be deemed to include any equivalent code provisions under New York law. Without limiting the applicability of the equivalent code provisions under New York law, the foregoing references to the California Code of Civil Procedure and the California Civil Code shall apply if, notwithstanding the provisions of Section 14.13, the laws of the State of California are applied to the Loan Documents; provided, that the inclusion of such provisions does not affect or limit in any way the parties’ choice of New York law.

5.11.4. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.5. Joint Enterprise. Each Obligor has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ and Obligors’ business is a mutual and collective enterprise, and Borrowers and Obligors believe that consolidation of Borrowers’ credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Agent and Lenders, all to the mutual advantage of Borrowers and Obligors. Borrowers and Obligors acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and Obligors and at Obligors’ request.

5.11.6. Subordination. Each Obligor hereby irrevocably subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) To the extent required by this Agreement, Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(d) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (without giving effect to any materiality qualifiers contained therein); and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received such projections and interim financial statements as Agent may request.

(g) Agent shall have received written opinions of DLA Piper US LLP, as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent.

(h) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(j) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since September 30, 2007.

(k) No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Agent’s judgment could reasonably be expected to have a Material Adverse Effect.

(l) Agent shall have received all documentation and other information that Agent requires in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations and such background checks as Agent may require with results satisfactory to Agent in its discretion.

(m) Agent shall have received such environmental reports and studies as deemed appropriate by Agent and the results of which are satisfactory to Agent in its discretion.

(n) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(o) Agent shall have received a Borrowing Base Certificate prepared as of not less than two Business Days prior to the Closing Date. As of the Closing Date and after giving effect to the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Obligors shall have not less than $65,000,000 in unrestricted consolidated cash.

(p) Each of the other documents set forth on the “Closing Checklist” prepared by Agent’s counsel and made available to Borrowers has been duly-executed and delivered, and all other items set forth on such Closing Checklist have been verified or delivered, as applicable, in each case to the satisfaction of Agent.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, including the initial funding, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied; and

(f) Unless otherwise agreed in writing by Agent in its sole discretion, each of the actions required to have been taken by the Post Closing Agreement shall have been duly completed (whether or not the due date for such completion has passed).

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it reasonably deems appropriate in connection therewith.

6.3. Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Intellectual Property (to the extent related to the manufacture, distribution or packaging of Inventory or the collection of Accounts) and all other General Intangibles;

(g) all Instruments;

(h) all Inventory;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all cash and other monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

provided, however that the Collateral shall not include, and Borrowers shall not be deemed to have granted a security interest in any lease, license, contract, property rights or agreement to which any Borrower is a party or any of its rights or interests thereunder to the extent, but only to the extent and for so long as, the grant of a security interest or lien in such Property would constitute or result in (1) the abandonment, invalidation or unenforceability of the right, title or interest of such Borrower therein or the Property subject thereto or (2) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable law); provided, further that immediately upon the ineffectiveness, lapse, or termination of any such restriction, the Collateral shall include, and such Borrower shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect. Notwithstanding the foregoing, the Collateral shall include all Accounts arising under any such licenses, contracts, or agreements, or intent to use applications, and all rights incident or appurtenant to any such rights or interests, and the right to receive all proceeds derived from or in connection with the sale, assignment, or transfer thereof.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, and will cause to Hypercom U.K. to grant, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower authorizes and directs each bank or other depository to deliver to Agent, on a daily basis during each Trigger Period, all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding. Each Borrower irrevocably appoints Agent as such Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made. The obligations of Hypercom U.K. with respect to cash management and cash collateral and the proceeds (including insurance proceeds) of Collateral shall be set forth in one or more separate agreements between Hypercom U.K. and Agent.

7.2.2. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3. Intentionally Omitted.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000) and, upon Agent’s request, shall promptly take such actions as Agent reasonably deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2. Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall use appropriate efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6. Further Assurances. Promptly upon Agent’s request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that indicates the Collateral of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall not include any stock of any Foreign Subsidiary.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the 15th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer; provided that Agent may, in its discretion, reasonably exercised, from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or to otherwise reflect changes in the Availability Reserve.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep records of its Accounts that are accurate and complete in all material respects, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date. Promptly upon request of Agent, Borrowers shall provide Agent with supporting documentation showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts reported on the most recently delivered Borrowing Base Certificate as Eligible Accounts in an aggregate face amount of equal to or greater than 10% of the Borrowing Base cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Senior Officer of Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Agent shall use reasonable efforts to provide Borrower Agent with confirmation that it has conducted a verification of Accounts, together with a list of Account Debtors contacted during such verification, but Agent shall not have any liability to any Obligor or any other Person for the failure to provide such information.

8.2.4. Maintenance of Dominion Account. Borrowers and Hypercom U.K. shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers and Hypercom U.K. shall each obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank with respect to each Borrower and Hypercom U.K., establishing Agent’s control over and Lien in the lockbox or Dominion Account, which, in the case of any Borrower, may be exercised by Agent at any time during each Trigger Period, and in the case of Hypercom U.K. will be exercised immediately, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank against any funds in the lockbox or Dominion Account, except offset rights for customary administrative charges. During each Trigger Period, all funds deposited into the Dominion Account of Hypercom U.K. from time to time will be applied periodically to the Obligations; at all other times, Hypercom U.K. may withdraw amounts from its Dominion Account in accordance with the depositary agreements covering such deposit account. All Dominion Accounts shall be maintained with Bank of America. Neither Agent nor Lenders assume any responsibility to Borrowers or Hypercom U.K. for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all appropriate steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep records of its Inventory that are accurate and complete in all material respects, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and, upon request of Agent at any time during the continuation of an Event of Default, physical Inventory counts, and shall provide to Agent a report based on each such inventory count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical or periodic cycle count.

8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $1,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, in all material respects. No Borrower shall sell any Eligible Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. If any Borrower sells any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory (which inventory will not be Eligible Inventory), Borrowers shall provide Agent evidence that Borrowers have complied with all requirements of Applicable Law (including the UCC) to perfect their consignment interest in such consigned Inventory and to assign its rights therein to Agent as Collateral. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law in all material respects, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Administration of Equipment

8.4.1. Records and Schedules of Equipment. Each Borrower shall keep records of its Equipment that are accurate and complete in all material respects, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2. Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3. Condition of Equipment. Borrowers represent that their Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the marketability and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

8.5. Administration of Deposit Accounts. As of the Closing Date Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers or Hypercom U.K., including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more that $50,000 at any time per account or $100,000 for all such accounts). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 days prior written notice to Agent.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower and Hypercom U.K. shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, (including without limitation, business interruption) in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds thereof (if such proceeds constitute proceeds of insurance covering any Collateral or business interruption insurance) are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance on Collateral and all business interruption insurance (but in any event excluding proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent in accordance with Section 5.3. Any such proceeds or awards shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4. Defense of Title to Collateral. Each Borrower shall at all times take all appropriate actions to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7. Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During the continuation of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be reasonably necessary in Agent’s determination or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems reasonably appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate any Applicable Law in any material respect or cause a default under any Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Each Obligor has good title to its Equity Interests in its Subsidiaries, in each case subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or Subsidiary.

9.1.5. Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Obligor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Obligors are shown on Schedule 8.6.1. During the five years preceding the Closing Date, no Obligor has had any other office or place of business.

9.1.6. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case for the Obligors free of Liens except Permitted Liens. Each Obligor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

9.1.7. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) is not an Ineligible Account;

(b) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(c) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(d) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(e) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(f) no purchase order, agreement, document or Applicable Law validly restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(g) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(h) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8. Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent (including Borrowers and Subsidiaries) that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (other than the financial statements of the Subsidiaries of Thales SA to be acquired by Parent pursuant to the Thales Transaction prior to the conversion of such financial statements by Parent to GAAP), and fairly present in all material respects the financial positions and results of operations of Parent, Borrowers and Subsidiaries at the dates and for the periods indicated (subject to, in the case of unaudited financial statements, the absence of footnotes and normal year end adjustments). All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since September 30, 2007, there has been no change in the condition, financial or otherwise, of Parent, any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each of Parent, each Borrower and each Subsidiary is Solvent on a consolidated basis.

9.1.9. Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10. Taxes. Each Obligor and Subsidiary has filed all federal, state and material local tax returns and other federal, state, and material local reports that it is required by law to file, and has paid, or made provision for the payment of, all federal, state, and material local Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12. Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business except as could not reasonably be expected to have a Material Adverse Effect, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any Property of any Obligor (including any Intellectual Property). As of the date hereof, except as disclosed on Schedule 9.1.12, no Obligor pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.12 (as such Schedule will be updated from time to time by Borrowers upon written request of Agent and upon delivery of each Fiscal Year-end Compliance Certificate). Each Borrower shall promptly notify Agent of Royalties payable by any Obligor or any additional material Intellectual Property acquired by any Obligor and, with the consent of Agent, will amend Schedule 9.1.12 to reflect same.

9.1.13. Governmental Approvals. Each Obligor and Subsidiary has, is in compliance in each material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14. Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA in any material respect.

9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, no Obligor’s or Subsidiary’s past (to the best of Borrower’s knowledge) or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.16. Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Each Obligor or Subsidiary is in compliance in all material respects with respect to each order, injunction or judgment of any Governmental Authority.

9.1.18. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money or give rise to the right of any party (other than an Obligor or Subsidiary) to terminate a Material Contract prior to its scheduled termination date (or upon stated notice periods for terminations at will not arising from a default).

9.1.19. ERISA. Except as disclosed on Schedule 9.1.19:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.20. Trade Relations. There exists no actual or, to Borrower’s knowledge, threatened termination, limitation or modification of any business relationship between any Obligor and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.21. Labor Relations. Except as described on Schedule 9.1.21, no Obligor is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining in each case that could reasonably be expected to result in a Material Adverse Effect.

9.1.22. Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.23. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24. Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which such statements were made. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall, and shall cause each other Obligor to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records (except as prohibited by Applicable Law), and discuss with its officers, other employees (with the consent of a Senior Officer which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required during and Event of Default), agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and reasonable and documented expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate (up to three examinations per year unless a Trigger Period was in effect during such year, and up to four examinations in any year during which a Trigger Period was in effect); and (ii) periodic appraisals of Inventory, as applicable. Subject to and without limiting the foregoing, at any time other than during the continuation of an Event of Default, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. As of the Closing Date, the Agent’s standard charges (which are subject to change at any time without notice to any Obligor) are $850 per day per employee, plus out of pocket expenses within the United States, and £500 per day per employee, plus out of pocket expenses within the U.K. During the continuation of an Event of Default, Borrowers agree to pay all charges any examination activities, including the charges of Agent’s internal appraisal group and any outside appraisers or examiners, all of which fees may be in excess of the Agent’s then standard charges and in excess of the limitations on the number of reimbursable examinations set forth above. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, copies of the annual filings of Parent and its Subsidiaries required to be filed with the Securities Exchange Commission, together with the balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Parent, Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent. Simultaneously with retaining accountants for their annual audit, Borrowers shall send a letter to the accountants, with a copy to Agent, notifying the accountants that one of the primary purposes for retaining their services and obtaining audited financial statements is for use by Agent and Lenders. Agent is authorized to send such notice if Borrowers fail to do so for any reason.

(b) as soon as available, and in any event within 45 days after the end of each fiscal quarter, copies of the quarterly filings of Parent and its Subsidiaries required to be filed with the Securities Exchange Commission, together with the unaudited balance sheets as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent, Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarter, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;

(e) not later than 45 days after the beginning of each Fiscal Year, projections of Parent and its consolidated Subsidiaries including projections of Parent’s consolidated balance sheets, results of operations, cash flow, and Availability for such Fiscal Year, quarter by quarter, all in form reasonably acceptable to Agent and with such line items as Agent may reasonably request;

(f) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s financial condition or business.

10.1.3. Notices. Notify Agent and Lenders in writing, as promptly as practicable after obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment against an Obligor in an amount exceeding $500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to all appropriate Governmental Authorities the extent of, and, if required by Applicable Laws, to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority, and to report the same to Agent to the extent required by this Agreement.

10.1.6. Taxes. Pay and discharge all federal, state, and material local Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $10,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Agent.

10.1.8. Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect except, solely in the case of Licenses affecting Property that is not Collateral, to the extent the failure to maintain such License would not result in a Material Adverse Effect; promptly notify Agent of any proposed modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted in writing by any Person to have occurred under any License.

10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the same classes of assets of such Person as have been granted by Borrowers as Collateral hereunder, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate; provided that neither the U.K. Merger Sub nor the U.K. Thales Sub shall be subject to the requirements of this Section.

10.2. Negative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each other Obligor not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Bank Product Debt and Debt pursuant to Hedging Agreements to the extent permitted under Section 10.2.15;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $2,000,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied; and

(i) the Thales Acquisition Debt; and

(j) Debt incurred pursuant to any intercompany Loan permitted under Section 10.2.7;

(k) Debt incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnifications or customary adjustments of purchase price or similar obligations in connection with Permitted Acquisitions;

(l) Debt incurred in the Ordinary Course in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, controlled disbursement, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox, and stop payment, overdraft and/or wire transfer services;

(m) to the extent constituting Debt, performance guaranties given by Obligors to suppliers, customers, franchisees and licensees in the Ordinary Course of Business guarantying the timely performance of the delivery of goods or rendition of services by Obligors;

(n) Debt incurred in connection with letters of credit (other than Letters of Credit) in an aggregate face amount not to exceed $3,000,000 outstanding at any one time; and

(o) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $500,000 in the aggregate at any time.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, zoning and other restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the Ordinary Course of Business;

(k) any interest or title of a lessor or sublessor under any lease (including Capital Leases) permitted hereunder;

(l) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered in the Ordinary Course of Business;

(m) any zoning or similar law or right reserved to or vested in any government office or agency to control or regulate the use of any real property not materially detracting from the value of such real property;

(n) licenses of patents, trademarks and other Intellectual Property rights granted by any Obligor or any of its Subsidiaries in the Ordinary Course of Business and not interfering in any respect with the ordinary conduct of the business of such Obligor or any Subsidiary;

(o) Liens incurred in the Ordinary Course of Business on deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Debt);

(p) Liens in favor of customs and revenue authorities arising as a matter of law and in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods;

(q) on assets of any Subsidiary which is not an Obligor to the extent such Liens secure Debt of such Subsidiary that is permitted under Section 10.2.1 hereof; and

(r) existing Liens shown on Schedule 10.2.2.

10.2.3. Capital Expenditures. Make Capital Expenditures in excess of (a) if the Thales Transaction has not been consummated, $10,000,000 in the aggregate during any Fiscal Year or (b) if the Thales Transaction has been consummated, in excess of $16,000,000 in the aggregate during any Fiscal Year; provided, however, that (i) if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made may be carried forward to the next Fiscal Year (but not carried forward to any subsequent Fiscal Year) and (ii) such excess shall not be used for Capital Expenditures in any Fiscal Year until the amount otherwise permitted to be used for Capital Expenditures in such year (in the absence of any excess that has been carried forward from the previous Fiscal Year) has been entirely expended; provided, further, however that in no event may Capital Expenditures exceed (x) if the Thales Transaction has not been consummated, $12,000,000 in the aggregate during any Fiscal Year after giving effect to all carried forward amounts, or (y) if the Thales Transaction has been consummated, $20,000,000 in the aggregate during any Fiscal Year after giving effect to all carried forward amounts.

10.2.4. Distributions; Upstream Payments. Declare or make any Distributions, except Permitted U.K. Repatriations and other Upstream Payments (other than from Hypercom U.K.), and any Permitted Distribution; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Permitted U.K. Repatriations or other Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.16.

10.2.5. Restricted Investments. Make any Restricted Investment.

10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by any Obligor or other Subsidiary to a Borrower.

10.2.7. Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by an Obligor to another Obligor (other than Parent); and (e) other loans and advances not to exceed $500,000 in the aggregate at any time outstanding.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt or the Thales Acquisition Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any intercreditor or subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) other Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as entered into or amended thereafter with the consent of Agent); provided, however, that Borrowers may (i) prepay, redeem, repurchase, retire, or defease any Debt prior to its due date so long as no Trigger Period is in effect or would result therefrom, (ii) prepay, redeem, repurchase, retire, or defease the Thales Acquisition Debt with the cash proceeds of an offering of Parent’s Equity Interests (whether a public offering or a private placement to non-Affiliates of Parent) so long as so long as no Trigger Period is in effect or would result therefrom; (iii) prepay any Debt being refinanced with the proceeds of a refinancing permitted under Section 10.2.1; and (iv) so long as no Event of Default has occurred and is continuing, prepay any intercompany loans permitted by Section 10.2.7.

10.2.9. Fundamental Changes. Except for the Thales Transaction and Permitted Acquisitions, merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of (a) a Borrower with another Borrower, (b) any U.S. Obligor (other than a Borrower) with and into any other U.S. Obligor, (c) any U.K. Obligor with and into any U.K. Obligor, or (d) any wholly-owned Subsidiary that is not an Obligor with and into any other wholly-owned Subsidiary that is not an Obligor; change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in any manner that could reasonably be expected to be adverse to the Agent or the other Secured Parties or the enforceability of any Loan Document or any Lien on any of the Collateral.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent, Borrowers and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; and (c) customary provisions in leases and other contracts restricting assignment thereof.

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date (and similar related businesses) and any activities incidental thereto.

10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of customary compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions among Obligors made for transfer pricing in the Ordinary Course of Business and year-end adjustments to transfer pricing made in the Ordinary Course of Business to maintain customary distribution margins; (g) other transactions with Obligors in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and (h) Permitted U.K. Repatriations.

10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19. Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3.	Intentionally Omitted.

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given or deemed given pursuant to the terms of this Agreement;

(c) An Obligor breaches or fail to perform any covenant contained in any of Sections 7.2, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Document, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts in writing to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs (after giving effect to any express grace or cure period set forth therein) under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $2,500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $2,500,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, or such judgment or order is covered by an indemnity from a Solvent third party acceptable to Agent in its sole discretion which has acknowledged its obligations thereunder without a reservation of rights and no judgment Lien has attached to such Obligor’s property;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or other Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs except in connection with a merger or consolidation with another Obligor that is permitted hereby; or an Obligor ceases to be Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, any of which of the forgoing, individually or in the aggregate, (x) results in a liability in excess of $1,000,000 that is not immediately paid when due or (y) could reasonably be expected to result in the imposition of a Lien or a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2. Remedies upon Default

If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default has occurred and is continuing, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time (upon such notice to Borrower Agent as may be required by Applicable Law after giving effect to the agreements and waivers contained herein):

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, including notice of intent to accelerate and notice of acceleration, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable (excluding contingent or inchoate indemnification obligations to the extent that claims giving rise thereto have not been asserted or cannot reasonably be identified by any Secured Party based on the then-known facts and circumstances), and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other default rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right following the occurrence and during the continuance of an Event of Default to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2. Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrower Agent and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.

SECTION 12. 12.1.	AGENT Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Lender irrevocably appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible In-Transit Inventory or Eligible Inventory, whether any Installment Receivables constitute Eligible Installment Receivables, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in reasonable reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Lenders appoint each other Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held by such Lender, to the extent such Liens are perfected by possession. If any Lender obtains possession of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination or appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower Agent specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of AgentAgent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Agent. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10. Replacement of Certain Lenders. If a Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Pacific time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Pacific time) on such day, and if request is made after 11:00 a.m. (Pacific time), then payment shall be made by 11:00 a.m. (Pacific time) on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12. Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders”, “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13. Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations. 13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower Agent agrees otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $3,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C, appropriately completed, and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

SECTION 14. MISCELLANEOUS

14.1. Consents, Amendments and Waivers. 14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Sections 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, decrease the Availability Block or increase total Commitments; (vi) release Collateral with a book value greater than $2,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.

14.1.2. Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to any of Sections 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4. Performance of Borrowers’ Obligations. Agent may, in its discretion when an Event of Default has occurred and is continuing, at Borrower’s expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of such agreement.

14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12. Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, any Lender, Issuing Bank or any of their Affiliates on a non-confidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials. For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Agent, any Lender or Issuing Bank on a non-confidential basis prior to disclosure by the Obligor or Subsidiary, provided that, in the case of information received from an Obligor or Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14. Consent to Forum; Arbitration. 14.14.1.

14.14.2. Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.3. California Actions. THE PARTIES HERETO EXPRESSLY AGREE THAT, ONLY IF ANY ACTION SEEKING ENFORCEMENT OF, OR ANY OTHER LEGAL REMEDY FOUNDED ON, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IS COMMENCED IN THE STATE OF CALIFORNIA, WILL THE ARBITRATION PROVISIONS OF SECTION 14.14.4 BECOME AVAILABLE TO THE PARTIES. PRIOR TO THE COMMENCEMENT OF ANY ACTION IN THE STATE OF CALIFORNIA, SECTION 14.14.4 SHALL BE OF NO FORCE OR EFFECT.

14.14.4. Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto following commencement of any action to litigate such controversy or claim in the state of California be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration. The arbitration proceedings shall be conducted in Los Angeles, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At Agent’s option, foreclosure under a Mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.15. Waivers by Borrowers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH A BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16. Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

HYPERCOM U.S.A., INC. By: /s/ Tom Liguori

Name: Tom Liguori Title: Chief Financial Officer
HYPERCOM MANUFACTURING RESOURCES, INC. By: /s/ Tom Liguori

Name: Tom Liguori Title: Chief Financial Officer
Address:
c/o Hypercom Corporation 2851 W. Kathleen Road Phoenix, AZ 85331 Attention: Scott Tsujita Telecopy No.: (602) 504-5161
AGENT AND LENDERS: BANK OF AMERICA, N.A., } as Agent and Lender } By: /s/ Matthew R. Van Steenhuyse Name: Matthew R. Van Steenhuyse Title: Senior Vice President Address: } 55 South Lake Avenue, Suite 900 Pasadena, CA 91107 Attention: Business Capital/URGENT; Portfolio Manager Telecopy No.: }(626) 584-4601 With Copies to: McGuireWoods LLP 1800 Century Park East, 8th Floor Los Angeles, California 90067 Attention: Gary Samson, Esq. Telecopy No.: (310) 315-8210 AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender
By: /s/ Matthew R. Van Steenhuyse
Name: Matthew R. Van Steenhuyse
Title: Senior Vice President
Address:
55 South Lake Avenue, Suite 900
Pasadena, CA 91107
Attention: Business Capital/URGENT; Portfolio Manager
Telecopy No.: (626) 584-4601
With Copies to:
McGuireWoods LLP
1800 Century Park East, 8th Floor
Los Angeles, California 90067
Attention: Gary Samson, Esq.
Telecopy No.: (310) 315-8210